Exhibit 4.2

FORM OF FACE OF CERTIFICATE

CVV INTEREST

CERTIFICATE NUMBER	NUMBER OF UNITS

CUSIP NO:

CERTIFICATE EVIDENCING UNDIVIDED BENEFICIAL INTERESTS IN THE ASSETS

OF THE ADELPHIA RECOVERY TRUST

THE ADELPHIA RECOVERY TRUST, a statutory trust created under the laws of the State of Delaware and formerly known as the Adelphia Contingent Value Vehicle ( “Adelphia Recovery Trust”), hereby certifies that                                          (the “CVV Holder”) is the registered          units of certificates of the Adelphia Recovery Trust representing undivided beneficial interests in the assets of the Adelphia Recovery Trust, designated the Contingent Value Vehicle Certificates (the “CVV Certificates”). Subject to the Declaration (as defined below), the CVV Certificates are transferable on the books and records of the Adelphia Recovery Trust, in person or by a duly authorized attorney, upon surrender of this Certificate duly endorsed and in proper form for transfer. The CVV Certificates represented hereby are issued pursuant to the designation, rights, privileges, restrictions, preferences and other terms and provisions of, and shall in all respects be subject to, the provisions of the Amended and Restated Declaration of Trust for Adelphia Recovery Trust dated as of February 13, 2007, among Adelphia Communications Corporation and all of its affiliated Debtors-in-Possession acting on behalf of the CVV Holders, the CVV Trustees, the Delaware Trustee and the Institutional Trustee (the “Declaration”). Capitalized terms used but not defined herein shall have the meanings given them in the Declaration. The Institutional Trustee will provide a copy of the Declaration to the CVV Holders without charge upon written request to the Adelphia Recovery Trust at its principal place of business.

Upon receipt of this CVV Certificate, the CVV Holder is bound by the Declaration and is entitled to the benefits thereunder. This CVV Certificate is governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the Adelphia Recovery Trust has duly executed this CVV Certificate.

ADELPHIA RECOVERY TRUST

By:
Name:
Title:	CVV Trustee

By:
Name:
Title:	CVV Trustee

CERTIFICATE OF AUTHENTICATION

This is one of the CVV Certificates referred to in the within-mentioned Declaration.

THE BANK OF NEW YORK, as the Institutional Trustee

By:
Name:
Title:

FORM OF REVERSE OF CERTIFICATE

Distributions (if any) payable on each CVV Certificate (the “CVV Distributions”) will be payable from time to time by the Adelphia Recovery Trust (the “Adelphia Recovery Trust”) net of any professional fees, costs or expenses (including, without limitation, any taxes) incurred by the Institutional Trustee and the Delaware Trustee, or incurred or reserved by the CVV Trustees in connection with administering, litigating or otherwise resolving the Causes of Action in accordance with the priority and liquidation preferences of the CVV Interests as set forth in Section 9.3 of the Plan.

To the fullest extent permitted by law, no Trust Indemnified Person (as defined in the Declaration) shall be liable, responsible or accountable in damages or otherwise to the Adelphia Recovery Trust or any other Trust Indemnified Person, holder of Claim or Equity Interest under the Plan or any CVV Holder for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Trust Indemnified Person, except that (i) the CVV Trustees shall be liable for any such loss, damage or claim incurred by reason of any act or omission performed or omitted by them, except as otherwise excluded in the Declaration, if it shall be established in a final and nonappealable judicial determination by clear and convincing evidence that any such act or omission of the CVV Trustees (or any subset thereof, as applicable) was undertaken with deliberate intent to injure the CVV Holders or with reckless disregard for the best interests of such CVV Holders and, in any event, any liability will be limited to actual, proximate, quantifiable damages and the CVV Trustees’ right to insurance obtained by the Adelphia Recovery Trust and the proceeds of such insurance is unaffected, and (ii) the Institutional Trustee or the Delaware Trustee shall be liable for any such loss, damage or claim incurred by reason of the Institutional Trustee’s or Delaware Trustee’s (as the case may be) gross negligence, willful misconduct or bad faith with respect to such acts or omissions, except as otherwise excluded in the Declaration.

To the fullest extent permitted by law, no Trust Indemnified Person shall have any liability to the Adelphia Recovery Trust, the CVV Trustees or the CVV Holders. Without limiting the generality of the foregoing, to the fullest extent permitted by law, none of the CVV Holders (in their capacity as CVV Holders), the Trustees or the Adelphia Recovery Trust shall have the right to enforce, institute or maintain a suit, action or proceeding against a Trust Indemnified Person relating to the formation of the Adelphia Recovery Trust, the distribution of the CVV Certificates, the Causes of Action that are Trust Assets or actions of the Trustees in their capacity (or purportedly in their capacity) as Trustees.

The CVV Holders will have no voting rights (except in the limited circumstance set forth in the Declaration), no liquidation preference and no rights to dividends or distributions other than the CVV Distributions, plus any other Trust Assets.

THE CVV CERTIFICATES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

Each CVV Holder acknowledges that: (i) the Debtors’ Causes of Action included in the Trust Assets are solely an asset of the Adelphia Recovery Trust and its successors, (ii) the prosecution of the Debtors’ Causes of Action that are Trust Assets shall be conducted by and on behalf of the Adelphia Recovery Trust and its successors solely in accordance with the instructions of the CVV

Trustees pursuant to the Declaration, (iii) the CVV Trustees shall have the sole and exclusive right to direct the Adelphia Recovery Trust and its successors to take (or not take) actions relating to the Debtors’ Causes of Action that are Trust Assets as contemplated by the Declaration and may, among other things, instruct the Adelphia Recovery Trust and its successors to dismiss, settle or cease prosecuting the Debtors’ Causes of Action that are Trust Assets at any time without obtaining any cash or other recovery, or upon obtaining any such cash or other recovery as the CVV Trustees may determine, (iv) the CVV Trustees have the sole and exclusive right to take or not take other actions contemplated by the Declaration relating to the Debtors’ Causes of Action that are Trust Assets (including, without limitation, any decision with respect to the incurrence of expenses) and (v) the CVV Holders have limited rights to direct the Institutional Trustee or the Delaware Trustee as set forth in the Declaration.

Nothing in the Declaration or this CVV Certificate shall be construed to create any partnership or joint venture between the Adelphia Recovery Trust and the CVV Holders.